UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2019

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
(Exact name of registrant as specified in its charter)

Israel	001-16174	00-0000000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Basel Street
P.O. Box 3190
Petach Tikva 4951033, Israel
(Address of Principal Executive Offices, including Zip Code)

+972-3-914-8171
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing one Ordinary Share	TEVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On November 7, 2019, Teva Pharmaceutical Industries Ltd. announced in a press release the appointment of Mr. Eli Kalif as Executive Vice President and Chief Financial Officer and a member of Teva Executive Management, effective December 22, 2019. Mr. Kalif will be based out of Teva’s Headquarters in Israel.

Mr. Kalif, age 47, has over twenty years of experience in corporate and operational finance, mainly with Flex Ltd., a Nasdaq-listed global technology design and manufacturing service provider. For the past 9 years, Mr. Kalif served as Flex's Senior Vice President, Finance, leading the finance organization that supports Flex's Global Operations, Components & services business. Prior to this role, Mr. Kalif served in other leadership positions in Flex's finance organization. Mr. Kalif is a Certified Public Accountant and holds a bachelor's degree in Accounting and Economics from the College of Management Academic Studies in Israel.

Mr. Kalif will serve as Executive Vice President and Chief Financial Officer of the Teva Group with an initial base salary of 2,343,200 New Israeli Shekels (approximately $650,000 based on an exchange rate of 3.60 New Israeli Shekels per U.S. dollar), eligibility to be considered for an annual cash incentive with a target amount equal to 100% of Mr. Kalif’s annual base salary and for equity-based awards under the Company’s equity compensation plan. Upon commencing employment (or if the Company is subject to blackout on such date, then the first day of trading after the blackout period ends), Mr. Kalif will receive a sign-on equity award in the form of restricted stock units with a grant date fair value of $250,000 in consideration of certain equity grants with Mr. Kalif’s prior employer that will be forfeited upon his resignation, which will vest in three equal installments on the second, third, and fourth anniversaries of the grant date, subject to his continued employment through the applicable vesting dates. In addition, Mr. Kalif will be eligible to participate in Teva’s employee benefit plans, including pension and other programs.

Upon termination by Teva without cause or by Mr. Kalif for good reason, following a six-month notice period Mr. Kalif will generally be entitled to receive cash severance equal to the lower of (i) twice his most recent monthly base salary multiplied by the number of years of employment by Teva and (ii) 18 months' base salary (unless required otherwise by applicable law). In the event that his employment is terminated without cause within one year following certain change of control transactions and as a result thereof, Mr. Kalif will be entitled to an additional lump sum cash payment of $1.5 million. All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims and continued compliance with restrictive covenants, including a non competition covenant for a period of 6 months following termination of employment.

Mr. Kalif does not have any family relationships with any of the Company’s directors or executive officers and is not party to any transactions required to be disclosed under Item 404(a) of Regulation S-K.

Kåre Schultz, the Company’s President and Chief Executive Officer, will perform the functions of the Company’s chief financial officer from the date of Mr. McClellan’s departure on November 8, 2019 until Mr. Kalif begins employment with the Company on December 22, 2019.  For further information regarding Mr. Schultz, please see the biographical information relating to Mr. Schultz under “Proposal 1: Election of Directors” in our 2019 Notice of Annual Meeting of Shareholders and Proxy Statement, filed with the SEC on April 16, 2019, which biographical information is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
EXHIBITS

Exhibit No.	Description
99.1	Press Release issued by Teva Pharmaceutical Industries Ltd. dated November 7, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Date: November 7, 2019	By:	/s/ Mark Sabag

Name: Mark Sabag
Title: Executive Vice President,
Global Human Resources